Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear sir(s),

We have read the statements made by Bymax Corp. (the Company), which were provided to us and which we  understand  will  be  filed  with  the  Commission  pursuant  to  Item  4.01  of  its  Form  8-K,  regarding  our resignation as their certifying accountant. We agree with the statements concerning our firm in such Current

Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: May 06, 2022

ZMK/BMX/Audit/22/1863